As filed with the Securities and Exchange Commission on January 10, 2000

                                                Registration No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                                AUTHORISZOR INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                        75-2661571
      (State or other jurisdiction of                         (I.R.S. Employer
      incorporation or organization)                         Identification No.)

       8201 PRESTON ROAD, SUITE 600
              DALLAS, TEXAS                                        75225
(Address of principal executive offices)                         (Zip Code)
                             -----------------------

                           STOCK OPTION AGREEMENTS FOR
              DAVID CARMICHAEL, L. CLARK ARNOLD, ROBERT P. JEFFCOCK
                              AND ROBERT A. PEARCE
                            (Full title of the plan)
                             -----------------------

                                             Copy to:
DON BOX                                      MARK D. WIGDER, ESQ.
8201 PRESON ROAD, SUITE 600                  JENKENS & GILCHRIST,
DALLAS, TEXAS                                     A PROFESSIONAL CORPORATION
(Name and address of agent for service)      SUITE 3200
                                             1445 ROSS AVENUE
(214) 890-8065                               DALLAS, TEXAS   75202
(Telephone number, including area code,      (214) 855-4500
of agent for service)
--------------------------------------------------------------------------------


                                          CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                              PROPOSED                  PROPOSED
         TITLE OF                                              MAXIMUM                   MAXIMUM
        SECURITIES                   AMOUNT                   OFFERING                  AGGREGATE           AMOUNT OF
           TO BE                     TO BE                      PRICE                   OFFERING          REGISTRATION
        REGISTERED             REGISTERED (1)(2)          PER SHARE (3)(4)            PRICE (3)(4)           FEE (4)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01              350,000 SHARES              $1.00                      $350,000             $97.30
value per share
=======================================================================================================================

(1) THE SECURITIES TO BE REGISTERED INCLUDE AN AGGREGATE OF 350,000 SHARES RESERVED FOR ISSUANCE UNDER THOSE CERTAIN OPTION AGREEMENTS, BY AND BETWEEN THE COMPANY AND DAVID CARMICHAEL, L. CLARK ARNOLD, ROBERT P. JEFFCOCK AND ROBERT A. PEARCE (THE "PLAN").

(2) PURSUANT TO RULE 416, THIS REGISTRATION STATEMENT ALSO COVERS SUCH ADDITIONAL SHARES AS MAY HEREINAFTER BE OFFERED OR ISSUED TO PREVENT DILUTION RESULTING FROM STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS OR CERTAIN OTHER CAPITAL ADJUSTMENTS.

(3)  ESTIMATED SOLELY FOR PURPOSE OF CALCULATING THE REGISTRATION FEE.

(4) CALCULATED PURSUANT TO RULE 457(C) AND (H). ACCORDINGLY, THE PRICE PER SHARE OF THE COMMON STOCK OFFERED HEREUNDER PURSUANT TO THE PLAN IS BASED ON 350,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN AT AN EXERCISE PRICE OF $1.00.


                                     PART I

         Information specified in Part I of Form S-8 (Items 1 and 2) is included in documents sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     Authoriszor Inc. (the "Company") hereby incorporates by reference in this registration statement the following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission"):

          (1) The Company's Annual Report on Form 10-KSB filed with the Commission for the fiscal year ended December 31, 1998.

          (2) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

          (3) The Company's Current Reports on Form 8-K filed on January 5, 1999, June 9, 1999, August 6, 1999, as amended November 17, 1999, and December 15, 1999.

         All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
 .
         The Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Registrant, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors of the Registrant, indemnify and advance expenses to any and all other persons whom it shall have the power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

         The Registrant's Certificate of Incorporation limits the liability of directors, providing that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Laws, as the same exists or may hereafter be amended to further limit or eliminate such liability.

         The Certificate of Incorporation of the Registrant also provides the Registrant the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability.

         The Registrant's Certificate of Incorporation also provides that, in addition to the other powers and authority conferred upon the Board of Directors by statute or by its Certificate of Incorporation, the Board of Directors is empowered to exercise all such powers and do all such things as may be exercised or done by the Registrant, subject to the provisions of the Delaware General Corporation Laws, the Registrant's Certificate of Incorporation and the Bylaws adopted by the stockholders; provided, however, that no Bylaws adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

         The Registrant's Bylaws provide for indemnification as follows:

                                   "ARTICLE 7
                          INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

         Section 7.1. Third-Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

         The corporation may indemnify any employee or agent of the corporation, or any employee or agent serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the manner and to the extent that it shall indemnify any director or officer under this Section 7.1.

         Section 7.2. Derivative Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

         Section 7.3. Determination of Indemnification. Any indemnification under Section 7.1 or 7.2 of this Article 7 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or 7.2 of this Article 7. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         Section 7.4. Right to Indemnification. Notwithstanding the other provisions of this Article 7, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.1 or 7.2 of this Article 7, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 7.5. Advance of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation on behalf of a director, officer, employee or agent in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation as authorized in this Article 7.

         Section 7.6. Indemnification Not Exclusive. The indemnification provided by this Article 7 shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 7.7. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against liability under the provisions of this
Article 7.

         Section 7.8. Definitions of Certain Terms. For purposes of this Article 7, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 7 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         For purposes of this Article 7, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article 7.

         Section 7.9. Liability of Directors. Notwithstanding any provision of the Certificate of Incorporation or any other provision herein, no director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders,
(ii) shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit."

         Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceedings. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in the light of all the circumstances indemnification should apply.

         To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         None.

ITEM 8.  EXHIBITS.

         (a)      Exhibits.

                  The   following   documents  are  filed  as  a  part  of  this
registration statement.

         Exhibit        Description of Exhibit

          4.1 Option Agreement, dated September 27, 1997, by and between L. Clark Arnold and the Company (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB for the period ended December 31, 1997)

          4.2 Amendment Number One to Stock Option Agreement, dated as of April 27, 1999, by and between L. Clark Arnold and the Company*

          4.3  Letter,  dated  January 6,  2000,  from the  Company to  L. Clark
               Arnold*

          4.4 Amended and Restated Stock Option Agreement, dated as of April 1, 1999, by and between Robert P. Jeffcock and the Company*

          4.5 Letter, dated January 6, 2000, from the Company to Robert P. Jeffcock*

          4.6  Option  Agreement,  dated February 2, 1998, by and between Robert
               A. Pearce and the Company  (incorporated  by reference to Exhibit
               10.4 to the Company's Annual Report on Form 10-KSB for the period ended December 31, 1997)

          4.7 Amendment Number One to Stock Option Agreement, dated as of April 27, 1999, by and between Robert A. Pearce and the Company*

          4.8  Letter,  dated  January  6,  1999,  from the Company to Robert A.
               Pearce*

          4.9 Amended and Restated Stock Option Agreement, dated as of April 1, 1999, by and between David Carmichael and the Company*

          4.10 Letter,  dated  January  6,  2000,   from  the  Company  to David
               Carmichael*

          5.1  Opinion of Jenkens & Gilchrist, A Professional Corporation*

          23.1 Consent of Jenkens & Gilchrist, A Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

          23.2 Consent of Grant Thornton LLP (U.S.)*

          23.3 Consent of Grant Thornton LLP (U.K.)*

          24   Power  of  Attorney   (included   with  signature  page  of  this
               Registration Statement)

* filed herewith

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in London, England, on December 29, 1999:

                                           AUTHORISZOR INC.


                                           By:      /s/ Robert P. Jeffcock
                                                   -----------------------------
                                                   Robert P. Jeffcock, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates included:


SIGNATURE                                   CAPACITY                                    DATE
---------                                   --------                                    ----
/s/ Robert P. Jeffcock                      President, Chief Executive Officer          December 29, 1999
------------------------------------        (Principal Executive Officer)
Robert P. Jeffcock


                                            Chairman                                    December ___, 1999
------------------------------------
Raymond Seitz


/s/ Don Box                                 Director and Assistant Secretary            December 29, 1999
------------------------------------
Don Box


/s/ Robert A. Pearce                        Director and Chief Financial Officer        December 20, 1999
------------------------------------        (Principal Financial Officer and
Robert A. Pearce                            Chief Accounting Officer)


/s/ James L. Jackson                        Director                                    December 30, 1999
------------------------------------
James L. Jackson


/s/ David R. Wray                           Director                                    December 30, 1999
------------------------------------
David R. Wray


                                INDEX TO EXHIBITS

       Exhibit                          Description of Exhibit
       -------                          ---------------------

          4.2 Amendment Number One to Stock Option Agreement, dated as of April 27, 1999, by and between L. Clark Arnold and the Company

          4.3  Letter,  dated  January 6, 2000,  from  the  Company  to L. Clark
               Arnold

          4.4 Amended and Restated Stock Option Agreement, dated as of April 1, 1999, by and between Robert P. Jeffcock and the Company

          4.5 Letter, dated January 6, 2000, from the Company to Robert P. Jeffcock

          4.7 Amendment Number One to Stock Option Agreement, dated as of April 27, 1999, by and between Robert A. Pearce and the Company

          4.8  Letter,  dated  January 6, 2000, from  the  Company  to Robert A.
               Pearce

          4.9 Amended and Restated Stock Option Agreement, dated as of April 1, 1999, by and between David Carmichael and the Company

          4.10 Letter,  dated   January 6, 2000,  from   the  Company  to  David
               Carmichael

          5.1  Opinion of Jenkens & Gilchrist, A Professional Corporation

          23.2 Consent of Grant Thornton LLP (U.S.)

          23.3 Consent of Grant Thornton LLP (U.K.)